Energy East Corporation Consolidating Income Statement For the Twelve Months Ending December 31, 2000 (Thousands)
	Energy East Holding Company	Energy East Management Corporation	NYSEG	Connecticut Energy Corporation Consolidated
Operating Revenues
Sales and services	$-	$3,676	$2,123,024	$245,414
Operating Expenses
Electricity purchased and fuel used in generation	-	-	830,008	-
Natural gas purchased	-	-	243,482	125,993
Other operating expenses	11,609	4,507	256,772	44,337
Maintenance	-	-	87,460	3,725
Depreciation and amortization	-	-	109,484	23,297
Other taxes	1,197	58	126,846	15,871
Total Operating Expenses	12,806	4,565	1,654,052	213,223
Operating Income	(12,806)	(889)	468,972	32,191
Other (Income) and Deductions	(6,825)	(18,675)	4,028	1,561
Equity in Earnings of Consolidated Subsidiaries	249,089	-	-	-
Interest Charges, Net	17,067	70	103,279	14,072
Preferred Stock Dividends of Subsidiaries	-	-	396	-
Income Before Income Taxes	226,041	17,716	361,269	16,558
Income Taxes	(8,993)	6,237	140,425	8,100
Income Before Extraordinary Item	235,034	11,479	220,844	8,458
Extraordinary Loss on Early Extinguishment of Debt, Net of Income Tax Benefit of $1,121	-	-	1,645	-
Net Income	$235,034	$11,479	$219,199	$8,458
Earnings Per Share, basic and diluted	-	-	-	-
Average Common Shares Outstanding	-	-	-	-

Energy East Corporation Consolidating Income Statement For the Twelve Months Ending December 31, 2000 (Thousands)
	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc.
Operating Revenues
Sales and services	$277,244	$146,488	$21,114	$153,656
Operating Expenses
Electricity purchased and fuel used in generation	135,873	571	-	108,346
Natural gas purchased	-	94,501	8,849	30,798
Other operating expenses	70,035	14,955	7,647	27,902
Maintenance	13,939	2,651	243	-
Depreciation and amortization	14,380	9,187	2,290	6,576
Other taxes	6,649	11,267	940	2,847
Total Operating Expenses	240,876	133,132	19,969	176,469
Operating Income	36,368	13,356	1,145	(22,813)
Other (Income) and Deductions	(15,491)	(41)	(445)	1,646
Equity in Earnings of Consolidated Subsidiaries	-	-	-	-
Interest Charges, Net	8,621	5,262	1,868	3,396
Preferred Stock Dividends of Subsidiaries	547	15	5	-
Income Before Income Taxes	42,691	8,120	(283)	(27,855)
Income Taxes	17,406	1,636	181	(7,740)
Income Before Extraordinary Item	25,285	6,484	(464)	(20,115)
Extraordinary Loss on Early Extinguishment of Debt, Net of Income Tax Benefit of $1,121	-	-	-	-
Net Income	$25,285	$6,484	($464)	($20,115)
Earnings Per Share, basic and diluted	-	-	-	-
Average Common Shares Outstanding	-	-	-	-

Energy East Corporation Consolidating Income Statement For the Twelve Months Ending December 31, 2000 (Thousands)
	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Energy East Consolidated
Operating Revenues
Sales and services	$1,624	($12,720)	$2,959,520
Operating Expenses
Electricity purchased and fuel used in generation	-	(1,070)	1,073,728
Natural gas purchased	904	(8,018)	496,509
Other operating expenses	1,831	(3,630)	435,965
Maintenance	88		108,106
Depreciation and amortization	307	3	165,524
Other taxes	143	(51)	165,767
Total Operating Expenses	3,273	(12,766)	2,445,599
Operating Income	(1,649)	46	513,921
Other (Income) and Deductions	203	1,133	(32,906)
Equity in Earnings of Consolidated Subsidiaries	-	(249,089)	-
Interest Charges, Net	(3)	(1,129)	152,503
Preferred Stock Dividends of Subsidiaries	-	-	963
Income Before Income Taxes	(1,849)	(249,047)	393,361
Income Taxes	(570)	-	156,682
Income Before Extraordinary Item	(1,279)	(249,047)	236,679
Extraordinary Loss on Early Extinguishment of Debt, Net of Income Tax Benefit of $1,121	-	-	1,645
Net Income	($1,279)	($249,047)	$235,034
Earnings Per Share, basic and diluted	-	-	$2.06
Average Common Shares Outstanding	-	-	114,213